Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Lisa Hartman - SVP, Head of Investor Relations
Redwood Trust, Inc.	Phone: 415-384-3555
Tuesday, January 29, 2019	Email: lisa.hartman@redwoodtrust.com

REDWOOD TRUST ANNOUNCES PARTICIPATION IN MULTIFAMILY WHOLE LOAN INVESTMENT FUND

MILL VALLEY, CA – Tuesday, January 29, 2019 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, today announced its participation in a multifamily whole loan investment fund that expands the company’s access to rental housing credit opportunities.

Earlier this month, Redwood invested in a limited partnership created to acquire up to $1 billion of floating rate, light-renovation multifamily loans from Freddie Mac. Redwood committed to fund an aggregate of $78 million to the partnership, and has funded approximately $20 million to date. Freddie Mac is providing a debt facility to finance loans purchased by the partnership. After the partnership’s acquisitions have reached a specific threshold, the partnership and Freddie Mac may agree to include the related loans in a Freddie Mac-sponsored securitization; the limited partners may acquire the subordinate securities issued in any such securitization.

“Expanding Redwood’s reach into the multifamily whole loan space is another example of our ability to identify and execute on innovative ways to scale our business for profitable growth,” said Christopher J. Abate, Redwood’s Chief Executive Officer. “This investment strengthens our relationship with Freddie Mac and furthers our efforts to invest our shareholder’s capital in areas of the housing market where it is most valued. We look forward to deploying the remainder of the capital we have committed to the fund.”

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the acquisition of multifamily loans by the limited partnership, financing and securitization of such loans, and the acquisition of securities issued in any such securitization. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2017 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.